Contact: Michele Harrison
Vice President, Investor Relations (314-984-4966)

Panera Bread Company Reports Q3 2012 diluted EPS of $1.24, up 28%

HIGHLIGHTS
- Q3 2012 Company-owned comparable net bakery-cafe sales up 6.2%
- Q3 2012 Revenue increased 17% to $529 million
- FY 2012 EPS target increased to $5.86 to $5.88 (up 29% versus FY 2011)
- FY 2013 Initial EPS target set at $6.85 to $7.00

St. Louis, MO, October 23, 2012 - Panera Bread Company (Nasdaq: PNRA) today reported net income of $37 million, or $1.24 per diluted share, for the fiscal third quarter ended September 25, 2012. The third quarter fiscal 2012 results compare to net income of $29 million, or $0.97 per diluted share, for the fiscal third quarter ended September 27, 2011, and represent a 28% year-over-year increase in diluted earnings per share.

For the thirty-nine weeks ended September 25, 2012, net income was $122 million, or $4.14 per diluted share. These results compare to net income of $97 million, or $3.24 per diluted share, for the thirty-nine weeks ended September 27, 2011, and represent a 28% year-over-year increase in diluted earnings per share.

The Company's third quarter and year-to-date fiscal 2012 consolidated statements of comprehensive income and margin analyses are attached as Schedule I. The following table sets forth, for the periods indicated, certain items included in the Company's consolidated statements of comprehensive income (in thousands, except per share data and percentages):

	For the 13 Weeks Ended		Percentage Change
	September 25, 2012	September 27, 2011

Total Revenue	$529,338	$453,087	17%
Net Income	$36,515	$28,848	27%
Diluted earnings per share	$1.24	$0.97	28%
Shares used in diluted EPS	29,455	29,829

	For the 39 Weeks Ended		Percentage Change
	September 25, 2012	September 27, 2011

Total Revenue	$1,558,508	$1,326,267	18%
Net Income	$121,836	$97,332	25%
Diluted earnings per share	$4.14	$3.24	28%
Shares used in diluted EPS	29,462	30,067

Third Quarter Fiscal 2012 Results and Business Review

Comparable Net Bakery-Cafe Sales Growth

In the third quarter fiscal 2012, Company-owned comparable net bakery-cafe sales increased 6.2%, franchise-operated comparable net bakery-cafe sales increased 5.5%, and system-wide comparable net bakery-cafe sales increased 5.8% compared to the comparable period in fiscal 2011.

The Company-owned comparable net bakery-cafe sales increase of 6.2% in the third quarter fiscal 2012 was comprised of year-over-year transaction growth of 0.6% and average check growth of 5.6%. Average check growth was comprised of retail price increases of approximately 3.0% and positive mix impact of approximately 2.6%. A schedule of comparable net bakery-cafe sales information is attached as Schedule III.

Operating Margin

In the third quarter fiscal 2012, the Company generated operating margin improvement of approximately 80 basis points compared to the third quarter fiscal 2011. This increase was driven primarily by higher bakery-cafe margins, partially offset by lower margins from fresh dough and other product sales to franchisees. The increase in bakery-cafe margins was driven primarily by sales leverage, while the decline in margins from fresh dough and other product sales to franchisees resulted primarily from year-over-year wheat price inflation and higher year-over-year zero margin produce sales to franchisees.

New Unit Development and AWS

During the third quarter fiscal 2012, the Company opened 17 new bakery-cafes and its franchisees opened 19 new bakery-cafes. As a result, there were 1,625 bakery-cafes open system-wide as of September 25, 2012.

	Company-owned	Franchise-operated	Total System
Bakery-cafes as of June 26, 2012	776	815	1,591
Bakery-cafes opened	17	19	36
Bakery-cafes closed	(1)	(1)	(2)
Bakery-cafes as of September 25, 2012	792	833	1,625

Average weekly sales (“AWS”) for Company-owned new units year-to-date through the third quarter fiscal 2012 were $47,438 compared to $41,470 in the same period of fiscal 2011. AWS for franchise-operated new units year-to-date through the third quarter fiscal 2012 were $47,680 compared to $41,864 in the same period of fiscal 2011. A schedule of the third quarter and year-to-date fiscal 2012 AWS is attached as Schedule II.

Fourth Quarter Fiscal 2012 Outlook

Fourth Quarter Fiscal 2012 Targets

Diluted EPS Target

The Company is raising its target for fourth quarter fiscal 2012 earnings per diluted share to $1.72 to $1.74 from its prior targeted range of $1.66 to $1.70. If the Company meets this target, diluted earnings per share would grow 31% to 33% in the fourth quarter fiscal 2012 versus $1.31 per diluted share in the fourth quarter fiscal 2011.

The fourth quarter fiscal 2011 earnings per diluted share included a $5.0 million one-time legal settlement charge. Excluding this one-time charge, targeted fourth quarter fiscal 2012 diluted earnings per share growth would be 21% to 23%.

The fourth quarter fiscal 2012 diluted earnings per share target includes the following key assumptions:

Comparable Net Bakery-Cafe Sales Growth

The range for the Company's fourth quarter fiscal 2012 Company-owned comparable net bakery-cafe sales growth over the comparable period in fiscal 2011 is now targeted at 5.0% to 6.0%. The fourth quarter fiscal 2012 target assumes 1.0% to 1.5% transaction growth and average check growth of approximately 4.0% to 4.5%, consisting of a year-over-year price increase of approximately 2.5% and positive mix impact on check growth of 1.5% to 2.0%. Company-owned comparable bakery-cafe sales growth for the first twenty-seven days of the fourth quarter fiscal 2012 was 6.1%.

Operating Margin Target

In the fourth quarter fiscal 2012, the Company now anticipates its operating margin will improve by approximately 75 to 100 basis points on a year-over-year basis, reflecting higher than previously targeted comparable net bakery-cafe sales growth in the fourth quarter fiscal 2012.

Updated Full Year Fiscal 2012 Outlook

Diluted EPS Target

The Company is raising its target for fiscal 2012 earnings per diluted share to $5.86 to $5.88 from its prior targeted range of $5.72 to $5.78. If the Company meets this target, diluted earnings per share would grow 29% in fiscal 2012 versus $4.55 per diluted share in fiscal 2011. The increase in the Company's diluted earnings per share target reflects higher comparable net bakery-cafe sales growth and improved operating margins.

Fiscal 2011 earnings per diluted share included a $5.0 million one-time legal settlement charge in the fourth quarter fiscal 2011. Excluding this one-time charge, targeted fiscal 2012 diluted earnings per share growth would be 26%.

This full year fiscal 2012 diluted earnings per share target is based on the following key assumptions:

Comparable Net Bakery-Cafe Sales Growth

The range for the Company's fiscal 2012 Company-owned comparable net bakery-cafe sales growth over the comparable period in fiscal 2011 is now targeted at 6.0% to 6.5%. The fiscal 2012 target assumes transaction growth of 1.0% to 1.5% and average check growth of approximately 5.0% on average year-over-year price increases of approximately 3.0% and positive mix impact of approximately 2.0%.

Operating Margin Improvement

For fiscal 2012, the Company is increasing its previous target for operating margin to 75 to 100 basis points favorable to fiscal 2011, reflecting higher than previously targeted comparable net bakery-cafe sales growth in fiscal 2012.

New Unit Development and AWS

The Company now expects to be at the high-end or slightly over the previously provided targeted range of 115-120 system-wide new unit openings in fiscal 2012. The average weekly net sales performance for new Company-owned units is now expected to be above the previously provided targeted range of $40,000 to $42,000 for fiscal 2012 primarily due to the favorable impact of a higher number of new units opened in urban areas during fiscal 2012.

Initial Full Year Fiscal 2013 Targets

The Company is initially targeting fiscal 2013 earnings per diluted share of $6.85 to $7.00, up 17% to 19%, versus the midpoint of fiscal 2012 targeted earnings per diluted share. This range includes the favorable impact of the 53rd week in fiscal 2013.

This full year fiscal 2013 diluted earnings per share target is based on the following key assumptions:

Comparable Net Bakery-Cafe Sales Growth

The Company is targeting Company-owned comparable net bakery-cafe sales growth to be in the range of 4.5% to 5.5% for fiscal 2013 versus the midpoint of fiscal 2012 targeted comparable net bakery-cafe sales growth.

Operating Margin Improvement

The Company's fiscal 2013 EPS target assumes its fiscal 2013 operating margin range will be flat to 50 basis points of improvement as compared to the midpoint of fiscal 2012 targeted operating margin. This target includes a significant step up in investments to provide greater access for customers, increased operational capabilities, and improvement to the Company's core enterprise systems.

New Unit Development and AWS

The Company's fiscal 2013 EPS target assumes approximately 115-120 system-wide new unit openings. The average weekly net sales performance for new Company-owned units is targeted at $40,000 to $42,000.

Concluding Comments

Bill Moreton, President and Co-CEO, commented, "We are pleased to report 28% earnings growth in the third quarter driven by our 6.2% comparable store sales increase. These strong results are reflective of the continued investments we are making in the quality of our food, marketing, and operations, which we believe are resulting in a better and differentiated customer experience."

Ron Shaich, Chairman and Co-CEO added, “Building on our long-term strategy to drive competitive advantage, we are going to step up our level of investment to provide greater access for our customers, increase our operational capabilities, and improve our core enterprise systems in 2013. We believe these initiatives, along with many other initiatives that are underway, will position Panera for even greater success well into the future."

Notes:

The Company will host a conference call that will be broadcast on the Internet at 7:30 A.M. Central Time on Wednesday, October 24, 2012 to discuss the third quarter fiscal 2012 results, preliminary comparable net bakery-cafe sales results for the first 27 days of the fourth quarter fiscal 2012, earnings targets and business outlook for the fourth quarter and full year fiscal 2012, and establishing full year targets for fiscal 2013. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days, and the release will be archived for one year.

We include in this release information on Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales percentages. Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in our base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes.  Bakery-cafes and other restaurant or bakery-cafe concepts are included in the comparable net bakery-cafe sales percentages only if the Company or franchisee previously held or acquired a 100 percent ownership interest prior to the first day of the prior fiscal year.  Comparable net bakery-cafe sales exclude closed locations.

Comparable net bakery-cafe sales percentages are non-GAAP financial measures, which should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with Generally Accepted Accounting Principles, or GAAP, and may not be equivalent to comparable net bakery-cafe sales as defined or used by other companies.  The Company does not record franchise-operated net bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated net bakery-cafe sales, as reported by franchisees. The Company uses franchise-operated and net system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. Franchise-operated and system-wide net sales information is useful in assessing consumer acceptance of the Company's brand, facilitates an understanding of its financial performance and the overall direction and trends of net sales and operating income, helps it appreciate the effectiveness of its advertising and marketing initiatives, to which its franchisees also contribute based on a percentage of their net sales, and provides information that is relevant for comparison within the industry.

About Panera Bread Company

Panera Bread Company owns and franchises 1,625 bakery-cafes as of September 25, 2012 under the Panera Bread®, Saint Louis Bread Co.®, and Paradise Bakery & Café® names. Our bakery-cafes are principally located in suburban, strip mall and regional mall locations. We feature high quality, reasonably priced food in a warm, inviting, and comfortable environment. With our identity rooted in handcrafted, fresh-baked, artisan bread, we are committed to providing great tasting, quality food that people can trust. Nearly all of our bakery-cafes have a menu highlighted by antibiotic-free chicken, whole grain bread, and select organic and all-natural ingredients, with zero grams of artificial trans fat per serving, which provide flavorful, wholesome offerings. Our menu includes a wide variety of year-round favorites complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the United States and in Ontario, Canada, our customers enjoy our warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access. Our bakery-cafes routinely donate bread and baked goods to community organizations in need. Additional information is available on our website, http://www.panerabread.com.

Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, on our anticipated growth, operating results, plans, objectives, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe,” “positioned,” "estimate,” “project,” “target,” “plan,” “goal,” “assumption,” “continue,” “intend,” “expect,” “future,” “anticipate,” and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended December 27, 2011 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Schedule I

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	September 25, 2012	September 27, 2011
Revenues:
Bakery-cafe sales, net	$466,369	$397,271
Franchise royalties and fees	25,321	22,677
Fresh dough and other product sales to franchisees	37,648	33,139
Total revenues	529,338	453,087
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$139,250	$119,518
Labor	140,113	121,418
Occupancy	33,230	29,763
Other operating expenses	65,856	55,303
Total bakery-cafe expenses	378,449	326,002
Fresh dough and other product cost of sales to franchisees	34,041	29,283
Depreciation and amortization	23,828	20,068
General and administrative expenses	30,891	28,844
Pre-opening expenses	2,130	1,283
Total costs and expenses	469,339	405,480
Operating profit	59,999	47,607
Interest expense	263	194
Other (income) expense, net	692	837
Income before income taxes	59,044	46,576
Income taxes	22,529	17,728
Net income	$36,515	$28,848

Earnings per common share:
Basic	$1.25	$0.98
Diluted	$1.24	$0.97
Weighted average shares of common and common equivalent shares outstanding:
Basic	29,242	29,548
Diluted	29,455	29,829

Other comprehensive income, net of tax:
Foreign currency translation adjustment	$551	$31
Other Comprehensive Income	551	31
Comprehensive Income	$37,066	$28,879

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 39 Weeks Ended
	September 25, 2012	September 27, 2011
Revenues:
Bakery-cafe sales, net	$1,374,229	$1,157,375
Franchise royalties and fees	74,900	68,281
Fresh dough and other product sales to franchisees	109,379	100,611
Total revenues	1,558,508	1,326,267
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$404,776	$342,976
Labor	410,887	354,394
Occupancy	96,591	84,680
Other operating expenses	187,555	157,371
Total bakery-cafe expenses	1,099,809	939,421
Fresh dough and other product cost of sales to franchisees	97,232	85,932
Depreciation and amortization	67,290	58,869
General and administrative expenses	88,402	80,516
Pre-opening expenses	6,217	3,816
Total costs and expenses	1,358,950	1,168,554
Operating profit	199,558	157,713
Interest expense	675	616
Other (income) expense, net	1,418	(143)
Income before income taxes	197,465	157,240
Income taxes	75,629	59,908
Net income	$121,836	$97,332

Earnings per common share:
Basic	$4.17	$3.27
Diluted	$4.14	$3.24
Weighted average shares of common and common equivalent shares outstanding:
Basic	29,209	29,756
Diluted	29,462	30,067

Other comprehensive income, net of tax:
Foreign currency translation adjustment	$579	$39
Other Comprehensive Income	579	39
Comprehensive Income	$122,415	$97,371

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of comprehensive income for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	September 25, 2012	September 27, 2011
Revenues:
Bakery-cafe sales, net	88.1%	87.7%
Franchise royalties and fees	4.8	5.0
Fresh dough and other product sales to franchisees	7.1	7.3
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.9%	30.1%
Labor	30.0	30.6
Occupancy	7.1	7.5
Other operating expenses	14.1	13.9
Total bakery-cafe expenses	81.1	82.1
Fresh dough and other product cost of sales to franchisees (2)	90.4	88.4
Depreciation and amortization	4.5	4.4
General and administrative expenses	5.8	6.4
Pre-opening expenses	0.4	0.3
Total costs and expenses	88.7	89.5
Operating profit	11.3	10.5
Interest expense	—	—
Other (income) expense, net	0.1	0.2
Income before income taxes	11.2	10.3
Income taxes	4.3	3.9
Net income	6.9%	6.4%

Other Comprehensive Income	0.1	—
Comprehensive Income	7.0%	6.4%

(1)    As a percentage of Company net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of comprehensive income for the period indicated. Percentages may not add due to rounding:

	For the 39 Weeks Ended
	September 25, 2012	September 27, 2011
Revenues:
Bakery-cafe sales, net	88.2%	87.3%
Franchise royalties and fees	4.8	5.1
Fresh dough and other product sales to franchisees	7.0	7.6
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.5%	29.6%
Labor	29.9	30.6
Occupancy	7.0	7.3
Other operating expenses	13.6	13.6
Total bakery-cafe expenses	80.0	81.2
Fresh dough and other product cost of sales to franchisees (2)	88.9	85.4
Depreciation and amortization	4.3	4.4
General and administrative expenses	5.7	6.1
Pre-opening expenses	0.4	0.3
Total costs and expenses	87.2	88.1
Operating profit	12.8	11.9
Interest expense	—	—
Other (income) expense, net	0.1	—
Income before income taxes	12.7	11.9
Income taxes	4.9	4.5
Net income	7.8%	7.3%

Other Comprehensive Income	—	—
Comprehensive Income	7.8%	7.3%

(1)    As a percentage of Company net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

Schedule II

PANERA BREAD COMPANY
Supplemental Sales and Bakery-Cafe Information

	System-Wide AWS
	2012[a]	2011	2010	2009	2008
AWS	$46,019	$44,313	$42,852	$39,926	$39,239

[a] Represents year-to-date system-wide average weekly sales ("AWS") at the end of the fiscal third quarter of 2012.

	2012 Company-Owned AWS By Year Opened						Year-Over-Year Change in Company-Owned AWS
	2012 Opens [b]	2011 Opens [b]	2010 Opens & Prior	2012 Acquisitions [d]	2011 Acquisitions [d]	Total	2011 Opens [c]	2010 Opens & Prior	AWS Total
Bakery-Cafes	41	53	652	16	30	792
Q1 12	$51,331	$41,260	$45,758	—	$44,640	$45,426	-16.7%	7.7%	6.8%
Q2 12	$47,394	$41,791	$47,272	$56,772	$47,790	$47,113	-0.9%	7.2%	6.8%
Q3 12	$46,882	$40,839	$45,930	$55,474	$47,941	$45,894	1.4%	6.4%	6.4%
2012 YTD	$47,438	$41,297	$46,320	$56,123	$46,790	$46,149	-0.4%	7.1%	6.6%

[b] 2012 and 2011 Company-owned AWS excludes acquisition data.

[c] Change in Company-owned AWS in 2012 from 2011 compares 53 bakery-cafes in 2012 against 29 bakery-cafes at the end of the fiscal third quarter of 2011.

[d] Represents 16 Panera bakery-cafes in 2012 and 25 Panera bakery-cafes and five Paradise bakery-cafes in 2011.

	2012 Franchise-Operated AWS By Year Opened					Year-Over-Year Change in Franchise-Operated AWS
	2012 Opens [e]	2011 Opens [e]	2010 Opens & Prior	2011 Acquisitions [g]	Total	2011 Opens [f]	2010 Opens & Prior	AWS Total
Bakery-Cafes	50	59	722	2	833
Q1 12	$47,982	$40,141	$46,189	$22,888	$45,714	-11.8%	6.0%	4.9%
Q2 12	$46,866	$40,565	$46,783	$23,902	$46,289	-8.5%	5.2%	4.3%
Q3 12	$48,102	$39,970	$46,065	$23,443	$45,692	—%	5.3%	5.0%
2012 YTD	$47,680	$40,225	$46,345	$23,411	$45,897	-3.9%	5.5%	4.7%

[e] 2012 and 2011 Franchise-operated AWS excludes acquisition data.

[f] Change in Franchise-operated AWS in 2012 from 2011 compares 59 bakery-cafes in 2012 against 43 bakery-cafes at the end of the fiscal third quarter of 2011.

[g] Represents two Paradise bakery-cafes.

	Bakery-Cafe Openings (excluding acquisitions)
	Company	Franchise	Total		Company	Franchise	Total
Q1 12	7	15	22	Q1 11	8	11	19
Q2 12	17	16	33	Q2 11	13	15	28
Q3 12	17	19	36	Q3 11	8	17	25
Q4 12				Q4 11	24	16	40
2012 YTD	41	50	91	2011 YTD	53	59	112

Schedule III

PANERA BREAD COMPANY
Comparable Net Bakery-Cafe Sales Information

	For the 4 weeks Ended	For the 5 weeks Ended	For the 4 weeks Ended	For the 13 weeks Ended	For the 39 Weeks Ended
	July 24, 2012	August 28, 2012	September 25, 2012	September 25, 2012	September 25, 2012
Company-owned	5.5%	7.8%	5.0%	6.2%	6.9%
Franchise-operated	5.0%	6.9%	4.2%	5.5%	5.1%
System-wide	5.2%	7.3%	4.6%	5.8%	6.0%

Company-owned comparable net bakery-cafe sales growth percentages are based on net sales from Company-owned bakery-cafes included in our base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes.  Bakery-cafes and other restaurant or bakery-cafe concepts are included in the comparable net bakery-cafe sales percentages only if the Company or franchisee previously held or acquired a 100 percent ownership interest prior to the first day of the prior fiscal year.  Comparable net bakery-cafe sales exclude closed locations.